EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Jufeel International Group (the “Company”) on Amendment No. 1 to Form S-1 (File Number 333-229777) of our report dated November 13, 2018, which includes an explanatory paragraph as to the restatement of previously issued financial statements, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017, 2016 and 2015 and for each of the three years in the period ended December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

March 06, 2019